Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 15, 2024, relating to the consolidated financial statements of Babcock & Wilcox Enterprises, Inc. and the effectiveness of Babcock & Wilcox Enterprises, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Babcock & Wilcox Enterprises, Inc. for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/S/ Deloitte & Touche LLP

Cleveland, Ohio

November 21, 2024